EXHIBIT 10.2

June 6, 2007

Mr. Patrick M. Ryan
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey  08690

Dear Patrick:

In connection with the anticipated merger (the “Merger”) by and between The PNC Financial Services Group, Inc. (the “Parent”) and Yardville National Bancorp (the “Company”) as contemplated by the Agreement and Plan of Merger, dated even with the date hereof, by and among the Parent and the Company (the “Merger Agreement”), the Company, PNC Bank, National Association (“PNC Bank”), and you hereby enter into this Consulting, Non-Competition and Retention Agreement (this “Agreement”).

The parties hereto agree and acknowledge that Section 9 of this Agreement shall become immediately effective upon the execution of this Agreement and all other provisions of this Agreement shall become effective only as of the Effective Time (as defined in the Merger Agreement).  In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Employment Agreement between you, the Company and Yardville National Bank, a subsidiary of the Company, dated as of August 20, 2004 (the “Prior Agreement”) shall be reinstated effective immediately.

1.  Consulting Arrangement.  PNC Bank shall engage your services as a consultant on the terms and conditions set forth in this Agreement.  The term of this arrangement shall be for a period of one year commencing on the date on which the Effective Time occurs (the “Effective Date”) and ending on the first anniversary of the Effective Date, or such earlier date as provided in Section 5 below (the “Consulting Period”).

2.  Services.  You have agreed to provide consulting services to PNC Bank and its affiliates (as used herein, “affiliates” includes PNC Bank’s affiliates and subsidiaries) during the Consulting Period as described herein (the “Services”).  Your Services will include the following:  transition with the Company’s Board of Directors, and assistance in retaining relationships with those Board members as designated by PNC Bank; assistance in maintaining an ongoing satisfactory business and personal relationship with customers and current and past executives of the Company; assistance in meeting customers and/or centers of influence to provide for continuity in the introduction of PNC Bank and its affiliates to the Hamilton, New Jersey area; advice on the appropriate civic involvement for PNC Bank and its affiliates and executives;  and other matters as they may arise.  It is acknowledged that the Services will not require a full-time commitment from you and you shall perform the Services on a part-time basis, as and when reasonably requested by PNC Bank from time to time.

3.  Independent Contractor Status.  You shall perform the Services as an independent contractor, and not as an employee, agent or representative of PNC Bank or any of its affiliates.  Unless authorized in writing by PNC Bank, you shall not have the power or authority to act on behalf of, or bind in any way, PNC Bank or any of its affiliates.  Because the Services will be performed by you as an independent contractor and not as an employee of PNC Bank, you understand and agree that you are not eligible by virtue of this Agreement to participate in any of PNC Bank’s employee benefit plans or programs.  (This Agreement does not, however, circumvent any other legal or contractual rights that you may have to such participation as a former employee of the Company.)  In the unlikely event that this consulting arrangement is reclassified as Bank employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of PNC Bank’s employee benefit plans or programs as a result of such reclassification.

4.  Fees.

(a)  Consulting Fees.  During the Consulting Period, you shall bill PNC Bank and PNC Bank will pay to you a monthly consulting fee of $20,000 (which is a total of $240,000 for the Consulting Period) (“Consulting Fees”).  In addition to the Consulting Fee, the Company will reimburse you for reasonable travel and other out-of-pocket expenses incurred by you in carrying out your duties under this Agreement in accordance with the applicable expense reimbursement policies of PNC Bank and its affiliates.

(b)  Settlement of Prior Agreement; SERP.  On January 2, 2008, subject to your execution and non-revocation prior to December 20, 2007 of a release substantially in the form attached hereto as Exhibit A (the “Release”), PNC Bank will pay you (i) $2,260,000 in full settlement of any and all obligations and liabilities under the Prior Agreement and in consideration for the restrictive covenants contained herein and (ii) $4,026,000 in full settlement of any and all obligations and liabilities under any non-qualified deferred compensation plans, programs, or arrangements of PNC Bank, the Company or their respective affiliates, including without limitation the Company’s Second Amended and Restated Supplemental Executive Retirement Plan as in effect as of the Effective Date.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payments set forth in this Section 4(b) shall not be taken into account in computing any benefits under any plan, program or arrangement of PNC Bank, the Company or their respective affiliates.

5.  Termination of Consulting Arrangement.  The parties hereto expect that this consulting arrangement will continue for the full term of the Consulting Period.  Either you or PNC Bank may, however, choose to end the arrangement prior to the end of the Consulting Period.

(a)          Termination by PNC Bank.  PNC Bank may provide written  notice and terminate the consulting arrangement in the event that you take any action or omission constituting “Cause”, which for purposes of this Agreement shall mean in the good faith determination of PNC Bank: (i) your gross negligence or willful misconduct with respect to your performance of the Services; (ii) your commission of fraud against PNC Bank or its affiliates or its customers, clients or employees, (iii) your commission of any theft or misappropriation of the assets or business opportunities of PNC Bank or its affiliates, (iv) any breach of your fiduciary duty owed to PNC Bank or its affiliates, (v) your commission of any felony or act of moral turpitude, in either case, which could reasonably be expected to have a material adverse effect on PNC Bank or its affiliates (vi) a material violation by you the Parent’s Code of Business Conduct and Ethics or its Employee Conduct Policies, unless not reasonably applicable to you as an independent contractor; (vii) a material breach of your obligations contained in this Agreement, including your intentional failure or refusal to perform the Services; or (viii) the entry of any order against you by any government body having regulatory authority with respect to the business of PNC Bank or its affiliates for a violation by you of any rule or regulation governing the business of PNC Bank or its affiliates; provided, however, that prior to being given written notice of the termination of your engagement for Cause under (vi) or (vii) hereof, if curable, you shall be given thirty days’ advance notice that PNC Bank or its affiliates believe you are in violation of such provision(s), during which time you may seek to cure your acts and/or omissions and to the extent that such acts or omissions are cured within such period, such acts or omissions shall not constitute Cause.  If the Consulting Period is terminated by PNC Bank for Cause, PNC Bank’s obligation to pay all consulting fees hereunder will cease immediately after the cure period, if any, has ended without an effective cure.  In the event that the Consulting Period is terminated by PNC Bank other than for Cause, PNC Bank will be obligated to pay you the remainder of the unpaid Consulting Fees for the full Consulting Period (assuming no such termination had occurred) within thirty days after such termination.

(b)           Termination by Consultant.  You may provide notice and terminate the Consulting Period for “Good Reason” in the event that PNC Bank fails to pay any of the amounts set forth in this Agreement when due; provided, however, that PNC may cure within ten (10) business days following the receipt of notice from you outlining such breach.  If you terminate the Consulting Period for Good Reason, PNC Bank will be obligated to pay you the remainder of the unpaid Consulting Fees for the full Consulting Period (assuming no such termination had occurred) within thirty days after such termination.  In the event that you terminate the Consulting Period without Good Reason, PNC Bank’s obligation to pay all consulting fees hereunder will immediately cease.

(c)          Automatic Termination of the Agreement.  The engagement shall terminate automatically upon your death or Disability.  “Disability” occurs if you are incapable of performing the Services for a period of six months or more during the Consulting Period.  Termination of the engagement by reason of Disability shall be communicated to you by written notice, and shall be effective on the 30th day after receipt of such notice by you (the “Disability Effective Date”), unless you return to full-time performance of your duties before the Disability Effective Date.  If termination of the consulting arrangement occurs for either of these reasons, PNC Bank’s obligation to pay any Consulting Fees will cease with the beginning of the first full calendar month after your death or as of the Disability Effective Date, whichever is applicable.

(d)           Mutual Agreement.  You and PNC Bank may mutually agree in writing at any time to terminate the engagement, and the terms of that disengagement.

6.	Restrictive Covenants and Confidentiality.

(a)           Conflicts of Interest.  You and PNC Bank have entered into this Agreement in significant part because of your knowledge, experience and expertise pertaining to the Company and its affiliates.  During your employment by the Company you have had direct and indirect access to a significant amount of confidential and proprietary information of the Company and its customers that is being acquired by the Parent and its affiliates.  In addition, during the Consulting Period, in the performance of the Services you will have access to and will accumulate significant knowledge of the confidential and proprietary information of PNC Bank and its affiliates and their customers.  You agree that it is reasonable and necessary to protect the interest of PNC Bank and its affiliates in such confidential and proprietary information, and that to do so you promise that you will not, during the Consulting Period and for one year thereafter (the “Restricted Period”), engage in any employment, enterprise or activity that would present a real or perceived conflict of interest with your obligations to advise PNC Bank and its affiliates, assist them in growing their presence and business in the Hamilton, New Jersey metropolitan area and/or protecting, preserving and avoiding even the inadvertent use or disclosure, or the perception of your use or disclosure, of PNC Bank’s, the Company’s or their respective affiliates’ confidential and/or proprietary information.

(b)          Nonsolicitation of Employees/Clients.  You agree that during the Restricted Period you shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person or entity other than PNC Bank or its affiliates, solicit, call on, do business with, or actively interfere with any of their relationships with, or attempt to divert or entice away, any person or entity that you should reasonably know (i) is or was a customer for which PNC Bank or its affiliates provided services during or as of the end of the Consulting Period, or (ii) is or was, as of the end of the Consulting Period, considering retention of PNC Bank and/or any of its affiliates to provide services.

(c)           No-hire.  You agree that during the Restricted Period you shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person or entity other than PNC Bank or its affiliates, employ or offer to employ, call on, or actively interfere with PNC Bank’s or its affiliates’ relationship with, or attempt to divert or entice away, any of their employees, nor shall you assist any other person or entity in such activities; provided, however, that the covenant contained herein shall not prohibit you from having an ownership interest in a person or entity at which your son, Patrick L. Ryan is a director, officer or employee.

(d)           Non-competition.  You agree that during the Consulting Period and the one-year period thereafter, you shall not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company which offers products or services competing with those offered by the Parent or PNC Bank from any office within fifty (50) miles from the main office or any branch of PNC Bank.

(e)           Confidentiality.  You shall hold for the benefit of PNC Bank and its affiliates and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to PNC Bank and its affiliates and their businesses (including without limitation information about their respective clients and customers and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your engagement by PNC Bank, provided, however, that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by you or one of your representatives (“Confidential Information”).  You acknowledge that such Confidential Information is specialized, unique in nature and of great value to PNC Bank and its affiliates and that such information gives PNC Bank and its affiliates a competitive advantage.  Upon termination of your engagement, you shall surrender immediately to PNC Bank, except as specifically provided otherwise herein, all Confidential Information and all other property of PNC Bank and its affiliates in your possession and all property made available to you in connection with your engagement by PNC Bank, including, without limitation, any and all other records, manuals, customer and client lists, notebooks, files, papers, computers, computer programs, computer discs, lists, data, cellular phones, two-way pagers, palm-held electronic devices, electronically stored information and all other documents (and all copies thereof) held or made by you.  Notwithstanding the foregoing provisions, if you are required to disclose any such Confidential Information pursuant to applicable law or a subpoena or court order, you shall promptly notify PNC Bank in writing of any such requirement so that PNC Bank and/or its affiliate(s) may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  You shall reasonably cooperate with PNC Bank to obtain such protective order or other remedy.  If such order or other remedy is not obtained prior to the time that you are required to make the disclosure, or PNC Bank waives compliance with the provisions hereof, you shall disclose only that portion of the confidential or proprietary information that you are advised by counsel that you are legally required to so disclose.

7.  Enforcement Provisions. You and PNC Bank understand and agree to the following provisions regarding enforcement of this Agreement.

(a).           Governing Law and Jurisdiction.  This Agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules.  Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof shall be brought exclusively in the Federal court in the State of New Jersey.  By execution of the Agreement, you, the Company and PNC Bank, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement.  Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

(b).           Equitable Remedies.  A breach of Section 6 of this Agreement will cause PNC Bank and/or its affiliates irreparable harm, and PNC Bank and its affiliates will therefore be entitled to (in addition to any monetary damages available to them) the issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach and such other remedies provided herein or any other remedies provided at law or in equity.

(c).           Tolling Period.  If it becomes necessary or desirable for PNC Bank and/or its affiliates to seek compliance with any provision of Section 6 of this Agreement  by legal proceedings, the period during which you will be required to comply with each such provision shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which PNC Bank seeks to enforce such covenants against you if it is ultimately determined that you were in breach of such covenants.

(d).           No Waiver.  Failure of you or PNC Bank or its affiliates to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(e).           Severability.  The restrictions and obligations imposed by Section 6 of this Agreement are separate and severable, and it is the intent of you and PNC Bank that if any restriction or obligation imposed by any of the provisions of Section 6 of this Agreement is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations of Section 6 of this Agreement shall remain valid and binding upon you.  You and PNC Bank further agree that each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  In the event that any provision of this Agreement is deemed invalid or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect.

(f).           Reform.  In the event any part of Section 6 of this Agreement is determined by a court of competent jurisdiction to be unenforceable, it is the intent of you and PNC Bank that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

(g).           Waiver.  You and PNC Bank hereby waive any right to trial by jury with regard to any suit, action or proceeding under or in connection with this Agreement.

8.  Application of Policies.  Except as specifically modified by this Agreement, during the Consulting Period, the general policies and practices of PNC Bank and its affiliates (as such policies may exist from time to time) that are generally applicable to consultants of PNC Bank, including but not limited to the Parent’s Code of Business Conduct and Ethics and its Employee Conduct Policies, will apply to you with the same force and effect as to any other consultant of PNC Bank.

9.           Termination of the Prior Agreement; Agreement to Remain Employed with the Company Through the Effective Time.  Except as otherwise set forth herein, you hereby agree that, in consideration for entering into this Agreement, effective as of the Effective Time the Prior Agreement shall be null and void, and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreement.  Further, in consideration of the benefits conferred upon you and the Company pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its subsidiaries without the prior written consent of PNC Bank.

10.           Taxes.  Except as otherwise specifically provided in this Section 10, as a consultant and independent contractor of PNC Bank, you will be responsible for, and will duly and timely comply with all applicable laws relating to, the collection, payment, reporting and remittance of any and all Federal, state or local taxes, charges or fees (“Taxes”) resulting from the receipt of amounts described in this Agreement.  Except as set forth herein, neither PNC Bank, the Company nor any of their respective affiliates shall be liable, for any Taxes resulting from the receipt of amounts described in this Agreement or your failure to comply with applicable laws.  You, the Company and PNC Bank agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger are intended to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  However, notwithstanding anything to the contrary contained in this Agreement or the Prior Agreement, in the event that the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) do constitute an “excess parachute payment” under Section 280G of the Code, you shall be entitled to an amount equal to the Gross-Up Payment (as defined in Section 15 of your Prior Agreement) in accordance with and subject to the terms and conditions set forth in Section 15 of your Prior Agreement; provided, however, if the aggregate value of the Payments are less than or equal to the sum of (i) $75,000 plus (ii) three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, in lieu of payment of the Gross-Up Payment, the Payments will instead be reduced to an amount such that the value of such Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $5,000.00.  You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, engagement and excise taxes consistent with the good faith manner in which PNC Bank or its affiliates reports any such amounts or benefits for purposes of Federal, state and local income, engagement and excise taxes and that you shall cooperate with PNC Bank and/or its affiliates in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

11.           Compliance with Internal Revenue Code Section 409A.  If PNC Bank determines that any compensation provided by this Agreement may result in the application of Section 409A of the Code, it may, without your consent, modify this Agreement to the extent and in the manner it deems necessary or advisable in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions; provided, however, that in no event shall any modification pursuant to this Section 11 reduce the economic benefits payable to you without your prior written consent.

12.           Additional Obligations of Consultant.  You agree to the following:

(a)           You will maintain all insurance coverages required by law, as well as all coverages reasonably necessary to protect PNC Bank and its affiliates against all claims which may be incurred by or imposed on PNC Bank or its affiliates in connection with or growing out of the Services.  Such coverages shall include, but are not limited to, comprehensive general liability insurance of at least $1,000,000.00 per occurrence.

(b)           You shall immediately notify PNC Bank if you have committed, been convicted of, pled guilty to or entered into a pre-trial diversionary program regarding any criminal offense involving dishonesty, breach of trust or money laundering, as those terms are defined by the Statement of Policy of the Federal Deposit Insurance Corporation.

(c)           The Equal Employment Opportunity Clause set forth in Section 202 of Executive Order 11246, as amended, and the Affirmative Action clauses set forth in Title 41 CFR 60-741.4 and Title 41 CFR 60-250.4 are hereby incorporated by reference in and made a part of this Agreement.

13.           Survival of Certain Provisions of Prior Agreement.  Notwithstanding anything herein to the contrary, Section 13 (Indemnification and Liability Insurance) and, with respect to Section 4(b) of this Agreement only, Section 14 (Reimbursement of your Expenses to Enforce this Agreement) of your Prior Agreement shall remain in full force and effect in accordance with its terms.

14.           Successors.  This Agreement is personal to you and without the prior written consent of PNC Bank shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company (prior to the Effective Date), PNC Bank and their respective successors and assigns.

15.           Entire and Final Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein (including, but not limited to, all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company (prior to the Effective Date, it being understood that after the Effective Time, no signature from the Company shall be required) and PNC Bank.

16.           Assignment.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company, or PNC Bank without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or PNC Bank, or their successors or assigns; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company or PNC Bank with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company or PNC Bank hereunder.

17.           Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

18.           Notices.  All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company:

Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey  08690
Attention:  General Counsel

With a copy to the Parent.

If to PNC Bank:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222
Attention:  General Counsel
Telecopy No.:  (412) 762-6238

If to you:

At the most recent address on file with the Company (if prior to the Effective Time) or with PNC Bank (if after the Effective Time)

With a copy to:

David E. Rubinsky, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: David E. Rubinsky
Telecopy No:  (212) 728-9635

19.           Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company and PNC Bank the enclosed copy of this letter, whereupon this will constitute our agreement on the subject.

Yardville National Bancorp

By:	/s/ F. Kevin Tylus
Name:	F. Kevin Tylus
Date:	June 6, 2007

PNC Bank, National Association

By:	/s/ David J. Williams
Name:	David J. Williams
Date:	June 6, 2007

ACCEPTED AND AGREED TO:

By:	/s/ Patrick M. Ryan
Patrick M. Ryan
Date:	June 6, 2007

EXHIBIT A

Waiver and Release.

In exchange for the payments and benefits offered by PNC, you hereby:

(a)
Fully release and forever discharge PNC, and each of its officers, directors, employees and shareholders, from all liability upon claims of any nature whatsoever, including claims of negligence, breach of contract, violation of federal, state or local laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, veteran status, disability or retaliation, the Age Discrimination in Employment Act of 1967, as amended, and the laws enforced by any other federal, state or local agencies, including claims under the Pennsylvania Human Relations Act, as amended, and including further claims of any other nature whatsoever based upon any act or event which occurred on or before the date on which this Waiver and Release is signed and becomes effective, whether known or unknown, which you now have or could claim to have.

(b)
Agree that you will not file, or permit to be filed in your name or on your behalf, any lawsuit in court against any of the persons or entities released in this Waiver and Release (other than that not released pursuant to paragraph (d) below or to challenge this Waiver and Release under the Age Discrimination in Employment Act), based upon any act or event which occurred on or before the effective date of this Waiver and Release.

(c)
Agree that, while this Waiver and Release does not prevent you from filing a Charge with the Equal Employment Opportunity Commission (“EEOC”), if any charge, complaint, lawsuit or administrative claim is filed in your name or on your behalf with the EEOC or any other administrative agency or organization, or in any other forum, against any of the persons or entities released in this paragraph, based upon any act or event which occurred on or before the date you signed this Waiver and Release, you will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to your employment with PNC.  (Provided, however, that this provision shall not apply to a claim for damages under the Age Discrimination in Employment Act.  If successful on such claim, however, any monetary damages obtained by you would be offset by the monies paid under the Consulting Agreement (as defined below).)

(d)
Notwithstanding any other provision of this Waiver and Release to the contrary, the release and other provisions herein shall not operate to release, and shall not apply to disputes relating to your or your beneficiary’s rights to receive all benefits and payments provided for or otherwise afforded under the Consulting Agreement between you, on the one hand, and Yardville National Bancorp and PNC Bank, National Association, on the other hand, dated June 6, 2007 (the “Consulting Agreement”), to the extent you are entitled to such benefits and payments, or through any benefit plan to which you are entitled pursuant to the Consulting Agreement or at any time before or after the termination of your consulting relationship.

Intending to be legally bound hereby:

AGREED:

For Myself, and for My Heirs, Personal	(date of signing)
Representative and Assigns

FOR PNC

BY:
	(Human Resources Signature)	(date of signing)

NOTICE

You will have at least 45 calendar days to consider this Waiver and Release and whether to sign it.  Even if you decide to accept this offer beforehand, you may not sign this Waiver and Release prior to ______________________, 200__.  If you sign the Waiver and Release ahead of time, it will invalidate the Waiver and Release.

One (1) properly dated and fully executed original Waiver and Release must be received by the Human Resources representative listed below within four (4) calendar days from ________________________, 200__, or this offer is automatically void.  If you do not sign or thereafter revoke your signature under this Waiver and Release, you agree to reimburse PNC for all payments provided to you based on Section 4(b) of the Consulting Agreement, unless specifically excluded.

This Waiver and Release may be revoked by you at any time within seven (7) calendar days after you have signed it, in which event PNC will consider that you are not eligible for the benefits set forth herein.  To revoke this Waiver and Release, written notice of revocation must be received by _________________________________________ no later than seven (7) days after the date you signed it.

If you have any questions or need to discuss this Waiver and Release, please call __________________ at (______) ______________.